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                                                                   Exhibit 23.2

                        Consent of Independent Auditors



North American Mortgage Company
Dime Bancorp, Inc.



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) of Dime Bancorp, Inc. (Dime) relating to the registration of 21,500,000 shares of Dime common stock expected to be issued in connection with the proposed acquisition by Dime of North American Mortgage Company (NAMC) and to the incorporation by reference therein of our report dated January 31, 1997, with respect to the consolidated financial statements of NAMC and its subsidiaries, incorporated by reference in its Annual Report (Form 10-K and Amendment 1 thereto on Form 10-K/A) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP


San Francisco, California
September 11, 1997